Exhibit 10.1

DUPONT FABROS TECHNOLOGY, INC.

Form of Restricted Stock Award Agreement

Issued Under the 2009 Long-Term Incentive Compensation Plan

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), effective as of the             day of             , 2009, governs an award granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), of common stock of the Company, par value, $0.001 per share (“Common Stock”), to                      (the “Participant”), in accordance with and subject to the provisions of the Company’s 2007 Equity Compensation Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Awards. In accordance with the Plan, and effective as of the date of this Agreement (the “Date of Grant”), the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of                      (            ) shares of Common Stock (the “Restricted Stock Award”).

2. Vesting. The Participant’s interest in the shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable to the extent provided in paragraphs (a) or (b) below.

(a) Continued Employment. The Participant’s interest in                      of the shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2010, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until March 1, 2010. The Participant’s interest in an additional                      shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2011, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until March 1, 2011. The Participant’s interest in the remaining                      shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2012, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until March 1, 2012.

(b) Change in Control. The Participant’s interest in all of the shares of Common Stock covered by the Restricted Stock Award (if not sooner vested), shall become vested and nonforfeitable on a Control Change Date (as defined in and governed by the Plan) if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date. For purposes of this Agreement, the term “Related Entity” referenced in the defined term “Person” in the Plan shall mean Lammot J. du Pont and/or Hossein Fateh, or an entity controlled by Lammot J. du Pont and/or Hossein Fateh.

Except as provided in this Section 2, any shares of Common Stock covered by the Restricted Stock Award that are not vested and nonforfeitable on or before the date of the Participant’s termination of employment with the Company and its Affiliates shall be forfeited on the date that such employment terminates.

3. Transferability. Shares of Common Stock covered by the Restricted Stock Award that have not become vested and nonforfeitable under Section 2 cannot be transferred.

4. Stockholder Rights. On and after the Date of Grant and prior to the forfeiture of shares of Common Stock covered by the Restricted Stock Award, the Participant shall have all of the rights as stockholder of the Company with respect to such shares, including the right to vote the shares and to receive, free of all restrictions, all dividends on the shares. Notwithstanding the preceding sentence, any shares of Common Stock issued with respect to the shares of Common Stock covered by the Restricted Stock Award in a stock dividend, stock split, or similar event, shall be vested and transferable to the extent that the shares of Common Stock covered by this Stock Award become vested and transferable under Section 2.

5. Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Restricted Stock Award.

6. No Right to Continued Employment. The grant of the Restricted Stock Award does not give the Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

7. Custody of Certificate; Stock Power. The certificate evidencing the shares of Common Stock covered by the Restricted Stock Award (and any shares issued with respect to those shares) shall be held by, or on behalf of, the Company until the shares are vested and transferable under Section 2. The Participant hereby appoints the Company’s Secretary or his or her successor, as the true and lawful attorney of the Participant, to endorse and execute for and in the name and stead of the Participant any certificates evidencing the shares of Common Stock covered by the Restricted Stock Award (and any shares issued with respect to those shares) that are forfeited under Section 2.

8. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.

11. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	[PARTICIPANT]

By:
Name:
Title:

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